Filed pursuant to Rule 433

Registration No. 333-174268

June 7, 2011

Final Term Sheet
EUR 5,000,000,000 3.125% Global Bonds due 2018

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 5,000,000,000

Denomination:	EUR 1,000

Maturity:	June 15, 2018

Redemption Amount:	100%

Interest Rate:	3.125% per annum, payable annually in arrears

Date of Pricing:	June 7, 2011

Closing Date:	June 15, 2011

Interest Payment Dates:	June 15 in each year

Currency of Payments:	EUR to CBF USD to DTC bondholder unless the bondholder elects EUR

Price to Public/Issue Price:	99.364%

Underwriting Commissions:	0.15%

Proceeds to Issuer:	99.214%

Format:	SEC registered global notes

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	For payments in EUR: Frankfurt For payments in USD: Frankfurt and New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1H36X9

Ratings of Issuer:	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings.[1]

Lead Managers:	BNP PARIBAS Credit Suisse J.P. Morgan

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Co-Lead Managers:

Banca Akros SpA—Gruppo Bipiemme Banca Popolare di Milano

Commerzbank

Crédit Agricole CIB

DZ BANK AG

Landesbank Baden-Württemberg

Morgan Stanley

RBC Capital Markets

Société Générale Corporate & Investment Banking

The Royal Bank of Scotland

UniCredit Bank

Stabilization Manager:	Credit Suisse Securities (Europe) Limited

Registrar and Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005440/a2204290z424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005435/a2204267z424b3.htm. Alternatively, Credit Suisse will arrange to send you the prospectus, which you may request by calling toll-free +1-800-221-1037.